Exhibit 99

201 S. Fourth Street, Martins Ferry, OH 43935 | 888.275.5566 | UnitedBancrop.com

We Are UNITED To Better Serve You.

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
	(740) 633-0445, ext. 6154	(740) 633-0445, ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE: 1:00 p.m. October 16, 2017

United Bancorp, Inc. Reports Diluted Earnings per Share of $0.20 for the Three Months Ended September 30, 2017, an 11.1% increase over 2016, and a TTM Cash Dividend Yield of 4.2%

MARTINS FERRY, OHIO ◆◆◆ United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio, reported diluted earnings per share of $0.55 and net income of $2,766,000 for the nine months ended September 30, 2017, as compared to $0.53 and $2,679,000 for the same period in 2016. The Company’s diluted earnings per share and net income for the three months ended September 30, 2017 was $0.20 and $1,000,000 as compared to $0.18 and $928,000 respectively for the prior year, an increase of 11.1%.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are happy to report on the increase of the net interest income of our Company for the nine months ended September 30, 2017. During this period, the Company’s net interest income increased by $688,000, or 6.2%, from the previous year. The primary driver of this increase of the Company’s net interest income was the increase in interest income on loans, which was up by $508,000, or 4.5%, year-over-year. The increase in the interest income that our Company realized is directly attributed to the focus that we had on enhancing our lending platform over the course of the past year. For the year, our Company had an increase in its average loans of $14.2 million or 4.1%. Our company was able to achieve this level of growth in its loans outstanding while maintaining its overall stability in credit quality. Year-over-year, the Company continued to have very solid credit quality-related metrics supported by nonaccrual loans and loans past due 30+ days decreasing from a level of $2.75 million to $2.67 million, a decline of $80,000. Further— net loans charged off, excluding overdrafts, was $154,000 through September 30, 2017, which is a decrease of $48,000 from the previous year. At this present level, total past due and nonaccrual loans to gross loans is a very solid 0.70%, versus 0.80% the prior year. In addition, net charge offs to average loans was 0.06% for the nine months ended September 30, 2017.” Greenwood continued, “The net interest income for our Company increased year-over-year even as we focused on growing retail core deposits to fund our loan growth. Total deposits increased by $52.7 million, or 16.1%, to a level of $380.9 million as of September 30, 2017. The Company was able to control its overall interest expense levels by attracting lower-cost funding alternatives. Overall, the Company saw low-cost retail funding (consisting of non-interest and interest bearing demand and savings deposits) comprise $41.2 million of its growth in retail deposits year-over-year. In addition, the Company’s time deposits, which consist of certificate of deposit or term funding, increased by $11.6 million for the same period. Even with the above-peer growth in retail core deposit funding, the Company had a decrease in its overall interest expense to average assets, which decreased on a year-over-year basis from 0.43% to

0.40%. This decrease in the overall cost of funding is directly attributed to the repricing of $15.0 million of the Company’s fixed rate advances from the Federal Home Loan Bank (FHLB). The Company forecasts additional reductions in the cost of its present wholesale funding, which consists of an additional $5.0 million fixed rate advance with the FHLB, in the fourth quarter. By year-end, this FHLB advance (which presently costs the Company 3.08%) will be paid off with the current liquidity the company has on its balance sheet. By paying off this fixed rate advance with lower cost retail-based funding, the Company should realize additional savings or containment in its overall interest expense levels.”

Relating to the Company’s net noninterest margin, Greenwood stated, “the noninterest income of the Company was down by $233,000 year-over-year. The majority of this decrease in noninterest income is related to a $162,000 non-recurring gain that the Company realized on the sale of Bankers Bancshares, Inc. stock during 2016. On the noninterest expense-side of the net noninterest margin (and, as budgeted), the Company saw an increase in its overall noninterest expense levels after several years of decline. The Company saw its noninterest expense increase by $428,000 or 4.4%. Most of the increase in our noninterest expense was related to personnel-related expenses on the production-side and expenses related to our expansion into the Wheeling, West Virginia market with our new Loan Production Office, which should lead to our Company realizing higher levels of revenue as we have begun to see in the most recently completed quarter. Considering that most of this expense is “fixed,” we firmly believe that we should be able to drive higher levels of revenue without significantly adding to our overall noninterest expense levels in the short-term; therefore, enhancing our Company’s earnings and returns.”

Scott A. Everson, President and CEO stated, “We are pleased to report that we are executing upon our growth strategy, Mission 2020, which calls for our Company to grow its assets (in a profitable fashion) to a level of $1.0 billion or greater by the end of 2020. Even though we realize that we have an extremely long way to go in order to achieve our ambitious growth goal, it is gratifying to see the organic growth that we achieved year-over-year. Although we will need to have a compounded annual growth rate of approximately twenty-three percent from the beginning of this year to achieve the level of growth envisioned under Mission 2020, we firmly believe that it is achievable with the present vision that we have (which includes both organic and acquisition-related growth). From an organic perspective this past year, our Company grew its assets $29.0 million, or 6.8%, to an overall level of $455.0 million as of September 30, 2017. As previously mentioned, most of this growth in assets occurred in our Company’s higher-yielding loan portfolio, which enhanced the overall interest income that we realized. As previously mentioned, the overall net interest income realized by our Company increased year-over-year. Our Company was able to achieve this increase in net interest income by growing both its loans outstanding and core deposit funding.” Everson continued, “As expected, we saw marginal growth in the net income that our Company produced in the first two quarters of this year and we are extremely pleased to see that our earnings growth level is back to double digits on a percentage basis in the third quarter. After several years of containment, our Company saw its overall noninterest expense levels increase this past year as we continue to build for the future and support our overall mission for growth. Most of the increase in our noninterest expense levels occurred in the following areas: hiring additional loan origination personnel to drive the revenue of our Company; completing the renovation of our Main Office to support an enhanced loan origination platform; reorganizing and enhancing our Information Technology function to better manage risk and serve our valued customers; opening a new Loan Production Office in the Wheeling, West Virginia market to increase overall loan production and to introduce our Company to a new, highly desirable market; marketing expense relating to the prime retail deposit pricing that we have been successfully promoting; and, lastly, legal and other expenses related to the renaming of our Company’s single bank charter. Regarding the renaming of our single bank charter and as previously announced in the third quarter, The Citizens Savings Bank and its two divisions— The Citizens Bank and The Community Bank— were renamed to Unified Bank, which became effective on October 10, 2017. Renaming our bank-level charter, Unified Bank, will allow us to establish a more effective brand and better support our envisioned growth objective.” Everson concluded by stating, “We firmly believe with our positioning over the course of the past year, our Company has high operating leverage which should allow us to enhance our revenue, while controlling our noninterest expense levels— thus, leading to higher earnings and returns over the course of the next twelve to eighteen months. We continue to have very solid credit quality metrics, which should have a positive impact on our earnings for the foreseeable future. In addition, we continue to have very robust capital levels, as evidenced by our overall equity to asset ratio of 9.71%, which will support our vision for growth in the intermediate term. Our Company continues to pay a very solid cash dividend, which totals $0.50 on a trailing twelve month (TTM) basis (including the $0.05 special dividend paid this past December), which produces at TTM Yield of 4.2% as of quarter-end. At this level, our Company’s cash dividend yield is significantly higher than that of the average bank in our country. With our recent focus of increasing the operating leverage and revenue of our Company, we firmly believe that we will continue to generate higher levels of net income and reward our shareholders by paying higher dividends and having further appreciation in our market value.” Everson concluded, “Our number one focus continues to be growing our shareholders’ investment in our Company through profitable operations and strategic growth. In addition to driving the market value appreciation of our shareholders’ ownership, we will continue striving to reward our owners by paying a solid cash dividend. Overall, we are pleased with the performance of our Company and the direction that we are going. We are extremely optimistic about our future potential and look forward to realizing this upside potential in future periods!”

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and has total assets of $454.5 million and total shareholder’s equity of $44.1 million as of September 30, 2017. Through its single bank charter, Unified Bank, the Company has eighteen banking offices that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas. The Company also operates a Loan Production Office in Wheeling, WV. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

UNITED BANCORP, INC. (UBCP)
For the Three Months Ended September 30,	%
2017	2016	Change
Earnings
Interest income on loans	$4,006,013	$3,857,992	3.84%
Loan fees	340,595	155,698	118.75%
Interest income on securities	240,862	151,474	59.01%

Total interest income	4,587,470	4,165,164	10.14%
Total interest expense	449,879	431,130	4.35%

Net interest income	4,137,591	3,734,034	10.81%
Provision for loan losses	24,999	130,749	-80.88%
Net interest income after provision for loan losses	4,112,592	3,603,285	14.13%
Service charges on deposit accounts	632,917	667,378	-5.16%
Net realized gains on sale of loans	43,632	25,102	73.82%
BOLI benefit in excess of surrender value	—	—	N/A
Gain on sale of Great Lake Bankers Stock -net	—	162,215	N/A
Other noninterest income	214,841	201,394	6.68%
Total noninterest income	891,390	1,056,089	-15.60%
Provision for losses on impairment of foreclosed real estate	8,020	5,770	N/A
Other noninterest expense (Excluding provision for losses on impairment of foreclosed real estate)	3,459,463	3,339,231	3.60%
Total noninterest expense	3,467,483	3,345,001	3.66%
Income tax expense	536,144	386,017	38.89%

Net income	$1,000,355	$928,356	7.76%
Per share
Earnings per common share - Basic	$0.20	$0.18	11.11%
Earnings per common share - Diluted	0.20	0.18	11.11%
Cash Dividends paid	0.12	0.11	9.09%
Annualized yield based on quarter end close	4.00%	4.04%	N/A
Shares Outstanding
Average - Basic	4,882,238	4,944,328	—
Average - Diluted	5,009,331	5,060,605	—
Common stock, shares issued	5,435,304	5,425,304	—
Shares held as treasury stock	5,744	5,744	—

For the Nine Months Ended September 30,	%
2017	2016	Change
Earnings
Interest income on loans	$11,775,585	$11,267,695	4.51%
Loan fees	682,507	663,003	2.94%
Interest income on securities	603,041	460,550	30.94%

Total interest income	13,061,133	12,391,248	5.41%
Total interest expense	1,325,452	1,343,305	-1.33%

Net interest income	11,735,681	11,047,943	6.23%
Provision for loan losses	74,997	307,247	-75.59%
Net interest income after provision for loan losses	11,660,684	10,740,696	8.57%
Service charges on deposit accounts	1,861,938	1,968,300	-5.40%
Net realized gains on sale of loans	87,919	68,146	29.02%
Gain on sale of Great Lake Bankers Bank Stock	—	162,215	N/A
Other noninterest income	642,508	626,802	2.51%
Total noninterest income	2,592,365	2,825,463	-8.25%
Provision for losses on impairment of foreclosed real estate	8,020	5,770	38.99%
Net realized loss on sale of other real estate and repossessions	4,028	10,106	-60.14%
Other noninterest expense (Excluding net realized loss on sale of other real estate and repossessions and provision for losses on impairment of foreclosed real estate)	10,154,470	9,723,118	4.44%
Total noninterest expense	10,166,518	9,738,994	4.39%
Income tax expense	1,320,126	1,147,821	15.01%

Net income	$2,766,405	$2,679,344	3.25%
Per share
Earnings per common share - Basic	$0.57	$0.54	5.56%
Earnings per common share - Diluted	0.55	0.53	3.77%
Cash dividends paid	0.34	0.31	9.68%
Shares Outstanding
Average - Basic	4,890,072	4,895,371	—
Average - Diluted	5,018,165	5,011,647	—
At quarter end
Total assets	$454,510,726	$425,518,979	6.81%
Total assets (average)	445,687,000	415,923,000	7.16%
Other real estate and repossessions	434,410	319,930	35.78%
Gross loans	360,389,266	350,642,143	2.78%
Allowance for loan losses	2,195,154	2,453,769	-10.54%
Net loans	358,194,112	348,188,374	2.87%
Net loans (charge offs)	(154,453)	(202,171)	-23.60%
Net overdrafts (charge offs)	(66,728)	(88,584)	-24.67%
Total net (charge offs)	(221,181)	(290,755)	-23.93%
Non-accrual loans	1,296,734	1,399,019	-7.31%
Loans past due 30+ days (excludes non accrual loans)	1,376,217	1,349,280	2.00%
Average loans	354,352,000	340,106,000	4.19%
Cash and due from Federal Reserve Bank	23,107,713	13,246,844	74.44%
Average cash and due from Federal Reserve Bank	20,569,000	9,227,000	122.92%
Securities and other required stock	43,293,374	35,967,278	20.37%
Average securities and other required stock	42,891,000	36,852,000	16.39%
Average total deposits	363,716,000	325,375,000	11.78%
Total deposits	380,850,293	328,110,679	16.07%
Non interest bearing demand	71,591,191	71,001,583	0.83%
Interest bearing demand	162,050,541	124,159,889	30.52%
Savings	81,769,581	79,076,597	3.41%
Time	65,438,980	53,872,610	21.47%
Securities sold under agreements to repurchase	16,188,286	13,554,209	19.43%
Advances from the Federal Home Loan Bank	5,257,119	33,605,117	-84.36%
Overnight advances	—	13,200,000	N/A
Term advances	5,257,119	20,405,117	-74.24%
Shareholders’ equity	44,115,972	42,773,456	3.14%
Shareholders’ equity (average)	44,116,000	42,758,000	3.18%
Stock data
Market value - last close (end of period)	$12.00	$10.88	10.29%
Dividend payout ratio	61.82%	58.49%	5.69%
Price earnings ratio	16.00	x	15.11	x	5.88%
Book value (end of period)	9.02	8.56	5.37%
Market price to book value	133.04%	127.10%	4.67%
Key performance ratios
Return on average assets (ROA)	0.83%	0.86%	-0.03%
Return on average equity (ROE)	8.36%	8.36%	0.00%
Net interest margin (federal tax equivalent)	3.80%	3.87%	-0.07%
Interest expense to average assets	0.40%	0.43%	-0.03%
Total allowance for loan losses to nonaccrual loans	169.28%	175.39%	-6.11%
Total allowance for loan losses to total loans	0.61%	0.70%	-0.09%
Nonaccrual loans to total loans	0.36%	0.40%	0.04%
Nonaccrual assets to average assets	0.39%	0.41%	-0.02%
Net charge-offs to average loans	0.06%	0.09%	-0.03%
Equity to assets at period end	9.71%	10.05%	-0.34%
Full time equivalent (FTE) employees	113	126	-10.32%